Exhibit 10.1

AMERICAN PICTURE HOUSE CORPORATION

(OTCQB: APHP)

MASTER INVESTMENT AND

CO-PRODUCTION AGREEMENT

BECKY 3 / Post Film — No-Cash Structure (v3)

Effective Date: May 26, 2026

SUBJECT TO BOARD APPROVAL

MASTER INVESTMENT AND CO-PRODUCTION AGREEMENT

This Master Investment and Co-Production Agreement (this “Agreement”) is entered into as of May 26, 2026 (the “Effective Date”), by and between American Picture House Corporation, a Wyoming corporation (“APHP”), and Russ Posternak, an individual, together with the Production Entity ( Becky III The Movie LLC and as further defined herein) (collectively, “Producer”). APHP and Producer are each a “Party” and collectively the “Parties.”

Recitals

WHEREAS, Producer is producing or causing to be produced the theatrical motion picture currently entitled “BECKY 3” (the “Picture”);

WHEREAS, APHP and Producer previously circulated a term sheet contemplating a $300,000 cash Senior Equity investment by APHP in the Picture (the “Prior Term Sheet”);

WHEREAS, the Parties now desire to implement the economic and credit rights reflected in the Prior Term Sheet, except that APHP will provide no cash and will instead deliver the consideration set forth in this Agreement, and APHP shall retain the economic entitlement it would have received had it funded $300,000 in cash (the “Deemed Investment”);

WHEREAS, the Picture is also financed in part by additional Senior Equity from the Producer or other investors (the “Other Senior Equity”) on the same economic terms as APHP, sitting pari passu (pro rata) with the Deemed Investment in the Picture waterfall;

WHEREAS, the Parties intend that, by entering into this Agreement and the Ancillary Agreements, they will memorialize the no-cash structure and the issuance of Credit Shares, the grant of BECKY Economics Options, and the assignment of the Barron’s Cove Collateral Recovery Right; and

WHEREAS, this Agreement supersedes the Prior Term Sheet and the V5 Term Sheet (the “Term Sheet”) in all respects with respect to its subject matter, except where this Agreement expressly references the Term Sheet.

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NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

Capitalized terms used but not defined herein shall have the meanings set forth in the Term Sheet. The following terms have the meanings set forth below:

“Ancillary Agreements” means, collectively, the Subscription Agreement, the Option Agreement, the Collateral Assignment, the Participation Agreement, the Credits Side Letter, the First Look Agreement, and the Pay-Through Agreement.

“APHP Senior Equity Preference” has the meaning set forth in Section 4.1.

“Barron’s Cove Collateral Recovery Right” has the meaning set forth in Section 5.3 of the Term Sheet, comprising Producer’s right, title, and interest in and to the recoveries, proceeds, and collections relating to the Barron’s Cove SAG deposit and post-production tax credit collateral.

“BECKY Economics Options” means the options to purchase up to 300,000 shares of APHP Common Stock granted pursuant to the Option Agreement.

“Credit Shares” means the 250,000 shares of APHP Common Stock issued to Producer (or a Designee) pursuant to the Subscription Agreement.

“Deemed Investment” means $300,000, treated for all economic purposes under this Agreement as a Senior Equity investment by APHP in the Picture as of the Effective Date.

“Designee” means any entity controlled by Producer that delivers an Investor Questionnaire and Joinder (Exhibit H) and is reasonably acceptable to APHP for purposes of preserving the applicable Securities Act exemption.

“Distribution Agreement” means the worldwide distribution agreement between the Production Entity (or Producer) and the Distributor with respect to the Picture.

“Distributor” means Quiver Distribution or its affiliate, as the worldwide distributor of the Picture pursuant to the Distribution Agreement.

“Other Senior Equity” means up to Three Hundred Thousand Dollars ($300,000) (in the aggregate) of Senior Equity investment in the Picture from one or more investors other than APHP (which may include the Producer), as identified on Schedule F (or thereafter notified in writing to APHP), that sits pari passu (on a pro rata basis) with the Deemed Investment and is entitled to recoup one hundred twenty percent (120%) of its principal on the same economic terms as APHP. The Other Senior Equity is treated as cash for waterfall purposes (notwithstanding the form in which it is contributed).

“Pay-Through Agreement” means the Distribution Statement Direction and Pay-Through Agreement attached as Exhibit G.

“Picture” means the motion picture currently entitled “BECKY 3,” and any director’s, theatrical, or extended cuts thereof.

“Post Film” means the production company designated by Producer with which APHP is granted first look rights pursuant to Section 8.

“Production Entity” means the entity or entities designated by Producer on Schedule A as the producing entity for the Picture.

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“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Equity” means equity investment in the Picture senior to all other equity and junior only to the Senior Loan (if any) as described in the Term Sheet.

“Senior Equity Pool” means, collectively, the Deemed Investment and the Other Senior Equity, comprising up to Six Hundred Thousand Dollars ($600,000) of aggregate Senior Equity principal.

“Senior Equity Pool Preference” means, collectively, the APHP Senior Equity Preference and the equivalent 120% recoupment entitlement of the Other Senior Equity, aggregating up to

$720,000 (i.e., $360,000 to APHP plus up to $360,000 to the Other Senior Equity).

2. Deemed Investment; Position in Waterfall.

2.1 Deemed Investment. Effective as of the Effective Date, APHP shall be deemed to have invested Three Hundred Thousand Dollars ($300,000) in the Picture as Senior Equity, notwithstanding that no cash is being delivered by APHP. All economic entitlements, credit/branding rights, reporting and audit rights, and other rights that would have accrued to APHP had APHP funded the Deemed Investment in cash shall accrue to APHP under this Agreement and the Ancillary Agreements.

2.2 Position. The Deemed Investment shall constitute Senior Equity and shall rank: (a) pari passu (on a pro rata basis) with the Other Senior Equity as principal members of the Senior Equity Pool; (b) senior to all other equity in the Picture; and (c) junior only to the Senior Loan (if any) described in the Term Sheet, in each case for all purposes of the Picture waterfall. Producer shall not, without APHP’s prior written consent, (i) admit any additional investor or instrument to the Senior Equity Pool such that aggregate Other Senior Equity exceeds $300,000, (ii) modify the recoupment terms of the Other Senior Equity in a manner adverse to APHP, or (iii) accord any other equity in the Picture priority equal to or senior to the Senior Equity Pool. Producer represents that, as of the Effective Date, no equity investment in the Picture other than the Other Senior Equity and the Deemed Investment ranks at or above the Senior Equity Pool.

2.3 No Cash Funding. APHP shall have no obligation to fund any portion of the Deemed Investment in cash. Producer acknowledges and agrees that the consideration set forth in Section 3 constitutes full and complete consideration for the Deemed Investment economic entitlements granted to APHP.

3. Consideration Delivered by APHP.

3.1 Credit Shares. Subject to the terms of the Subscription Agreement (Exhibit A), APHP shall issue to Producer (or a Designee) 250,000 shares of APHP common stock (the “Credit Shares”) as consideration for the credits and branding rights granted to APHP and the individuals described in Section 7 of this Agreement, in compliance with applicable securities laws and subject to customary legends and transfer restrictions.

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3.2 BECKY Economics Options. Subject to the terms of the Option Agreement (Exhibit B), APHP shall grant to Producer (or a Designee) options to purchase 300,000 shares of APHP common stock at an exercise price of $0.20 per share, with a term of two (2) years from the Effective Date (which is the Grant Date for purposes of the Option Agreement), and a cashless exercise feature. The BECKY Economics Options shall become exercisable in direct proportion to APHP’s actual collection of the APHP Senior Equity Preference, on the basis that for each $1.20 collected by APHP in respect of the APHP Senior Equity Preference, one (1) Option Share becomes exercisable (such that the full 300,000 Option is exercisable when APHP has collected $360,000), as more particularly set forth in the Option Agreement.

3.3 Barron’s Cove Collateral Assignment. Subject to the terms of the Collateral Assignment Agreement (Exhibit C), Producer shall assign to APHP all of Producer’s right, title, and interest in and to the Barron’s Cove Collateral Recovery Right. APHP shall use commercially reasonable efforts to pursue and collect amounts payable thereunder, and amounts actually collected by APHP shall be distributed fifteen percent (15%) to APHP and eighty-five percent (85%) to Producer, after deduction of out-of-pocket collection costs allocable to such recovery as set forth in the Collateral Assignment Agreement.

3.4 Delivery of Definitive Option and Subscription Documentation. APHP shall deliver execution copies of the Subscription Agreement and the Option Agreement, conforming in all material respects to the forms attached as Exhibits A and B hereto and to the terms of this Agreement, to Producer within five (5) days following the Effective Date. Such documents shall be executed and exchanged promptly thereafter, and the Credit Shares and BECKY Economics Options shall be issued/granted upon execution thereof and satisfaction of customary conditions (including delivery of an executed Investor Questionnaire).

3.5 Securities Law Compliance. All issuances and grants under this Section 3 shall be made in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. Each recipient shall provide a customary representation letter and Investor Questionnaire and shall acknowledge the restricted nature of the Credit Shares and BECKY Economics Options.

4. Senior Equity Preference.

4.1 Preferred Return. APHP shall be entitled, out of available proceeds in the Picture waterfall on a Senior Equity basis (i.e., senior to all other equity and junior only to the Senior Loan, if any), to recoup one hundred twenty percent (120%) of the Deemed Investment (i.e., $300,000 plus a twenty percent (20%) premium, equaling $360,000 in the aggregate) (the “APHP Senior Equity Preference”). The APHP Senior Equity Preference shall be paid pari passu (on a dollar-for-dollar pro rata basis) with the 120% recoupment entitlement of the Other Senior Equity, such that for each $2.00 paid out of the Picture waterfall to the Senior Equity Pool (when both the Deemed Investment and the Other Senior Equity are fully subscribed at $300,000 each), $1.00 shall be paid to APHP and $1.00 shall be paid pro rata among the Other Senior Equity investors. The pro rata allocation among the Deemed Investment and the Other Senior Equity shall in all events be based on the relative principal commitments (and not based on premium components); both APHP and the Other Senior Equity are entitled to the same 120% recoupment on the same economic terms. The Senior Equity Pool Preference (collectively payable to APHP and the Other Senior Equity) is up to $720,000.

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4.2 Collection Mechanics. The Parties acknowledge that the Picture is being distributed by the Distributor under a single worldwide distribution arrangement, and that no collection account management agreement is in place. All payments in respect of the APHP Senior Equity Preference and the APHP Corridor Share (defined in Section 5) shall be implemented pursuant to the Pay-Through Agreement (Exhibit G), which provides for (a) an irrevocable direction to the Distributor to deliver all Picture distribution statements and supporting calculations to APHP concurrently with delivery to Producer, and (b) an obligation of the Production Entity to remit APHP’s allocable share of any amounts received from the Distributor to APHP by wire transfer within forty-eight (48) hours of receipt by the Production Entity of cleared funds.

4.3 Reporting. Producer shall cause the Production Entity to deliver to APHP quarterly statements of receipts, expenses, and waterfall application, with reasonable supporting detail, until the APHP Senior Equity Preference is paid in full.

4.4 Tracking for Option Exercisability. APHP and Producer shall each separately track the aggregate amount of the APHP Senior Equity Preference actually collected by APHP from time to time, as such amount governs the Exercisable Portion of the BECKY Economics Options under Section 3 of the Option Agreement. The Parties shall reconcile their respective tracking quarterly.

5. Distribution Fee Corridor Participation.

APHP shall participate in the 10% distribution fee corridor on terms consistent with the Prior Term Sheet, calculated on Gross Receipts from first dollar and paid after the Distributor minimum guarantee and expenses are recouped, with allocation and implementation as set forth in the Distribution Agreement (and reported/remitted through the Pay-Through Agreement). APHP’s corridor participation (the “APHP Corridor Share”) shall be reported quarterly and paid through the Pay-Through Agreement on the same 48-hour cadence applicable to the APHP Senior Equity Preference, and shall continue notwithstanding the full payment of the APHP Senior Equity Preference.

6. Participation in Future BECKY Economics.

6.1 Participation Right. In lieu of any participation in future BECKY films or television projects as previously contemplated, APHP shall be entitled to ten percent (10%) of Producer’s future BECKY-related producer fees and backend participation, payable to APHP concurrently with Producer’s receipt or constructive receipt of such amounts, as set forth more fully in the Participation Agreement (Exhibit D).

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6.2 Payment Frequency. Payments shall be made no less than twice per calendar year and otherwise as set forth in the Participation Agreement.

6.3 Transparency. Producer shall provide reasonable reporting and transparency, including the contracts and statements giving rise to such fees and participations (redacted as necessary for unrelated terms), sufficient to permit APHP to verify the amounts due.

7. Credits and Branding.

7.1 Company Credit. Subject to customary distributor and guild/union requirements and approvals, APHP shall receive an “in Association with” company credit on the Picture, with size, placement, and conditions no less favorable than those granted to similarly situated senior equity financiers.

7.2 Logos. APHP logo bug and APHP animated logo at the beginning of credits (or other customary placement), on a most-favored-nations basis with similarly situated senior equity financiers, as set forth in the Credits Side Letter (Exhibit E).

7.3 Individual Credits. (a) Bannor Michael MacGregor shall receive an on-screen “Producer” credit on the Picture; and (b) Shaun Sanghani shall receive an on-screen “Executive Producer” credit on the Picture, in each case consistent with previously signed paperwork and subject to customary distributor and guild requirements, as more particularly described in the Credits Side Letter.

7.4  Other Senior Equity Credits. Credits accorded to the Other Senior Equity investors are at Producer’s discretion and are of no consequence to APHP, provided that (i) APHP receives its credits and branding described in Sections 7.1 through 7.3, and (ii) no Other Senior Equity investor is accorded credits more favorable than APHP’s in any respect that would constitute a breach of the MFN provisions of the Credits Side Letter.

8. First Look — Post Film Projects.

8.1 First Look Right. APHP shall have first look and financing opportunities for all Post Film projects, including BECKY-related projects, on terms and process set forth in the First Look Agreement (Exhibit F).

8.2 Additional Credit Shares for Equivalent Credits. For each Post Film project for which Producer offers APHP a set of credits that are equivalent in scope and prominence to the credits described in Section 7 (and that APHP has not otherwise earned), APHP shall deliver to Producer an additional 250,000 shares of APHP common stock promptly following execution of the applicable definitive documentation for such project, subject to applicable securities laws, board approvals, and a subscription agreement substantially in the form of Exhibit A.

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9. IP / Title / No-Conflict; Yale Entertainment.

Producer represents and warrants that, except as disclosed on Schedule B: (a) Producer has all rights necessary to grant the rights granted to APHP under this Agreement and the Ancillary Agreements; (b) there is no cloud or conflict as to the BECKY intellectual property; and (c) no restriction or impairment arising from or related to the Yale Entertainment bankruptcy proceeding affects, or would affect, exploitation of the Picture or the rights granted hereunder. Producer shall promptly notify APHP if any matter arises that makes any such representation untrue.

10. Representations and Warranties.

10.1 Mutual Representations. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization (and, if an individual, has full legal capacity); (b) the execution, delivery, and performance of this Agreement and the Ancillary Agreements have been duly authorized; (c) this Agreement and the Ancillary Agreements to which it is a party constitute its legal, valid, and binding obligations enforceable in accordance with their terms, subject to customary bankruptcy and equitable exceptions; and (d) execution and performance hereof will not conflict with or breach any other agreement to which it is a party or any law applicable to it.

10.2 APHP Representations. APHP represents that: (a) the Credit Shares, when issued in accordance with the Subscription Agreement, will be duly authorized, validly issued, fully paid, and nonassessable; (b) the BECKY Economics Options will be duly authorized and validly granted in accordance with the Option Agreement; and (c) APHP’s issuance of the Credit Shares and grant of the BECKY Economics Options will be made in reliance on the recipient’s representations and on an exemption from registration available under the Securities Act.

10.3 Producer Representations. Producer represents and warrants the matters set forth in Section 9 and further represents that: (a) Producer has not granted any conflicting rights to any third party with respect to the Picture (other than as disclosed on Schedule C); (b) Producer’s assignment of the Barron’s Cove Collateral Recovery Right is unencumbered (other than as disclosed on Schedule D); and (c) Producer has provided APHP with copies of, or summaries of, the Distribution Agreement and all material agreements affecting the Picture’s waterfall, and to Producer’s knowledge no provision of the Distribution Agreement is inconsistent with the Pay-Through Agreement or the Deemed Investment economics.

10.4 Senior Lien MFN; Cooperation. Producer represents, warrants, and covenants that APHP shall be afforded protections with respect to the Picture and the proceeds thereof no less favorable than those afforded to any other senior lien holder, secured creditor, or analogous secured interest holder in respect of the Picture (each, an “Other Senior Lien Holder”). Without limiting the generality of the foregoing, Producer shall, and shall cause the Production Entity to, execute and deliver such additional instruments, consents, authorizations, and cooperation (including consents to UCC-1 financing statement filings and customary chain-of-title and copyright mortgage instruments) as APHP may from time to time reasonably request to evidence, confirm, or perfect APHP’s MFN protection hereunder, in each case as is customary in independent film finance. APHP shall not be required to deliver additional documentation as a condition to being entitled to the MFN protection of this Section 10.4, which is provided by Producer’s covenant herein; rather, APHP may invoke this Section 10.4 from time to time at its election. APHP’s enforcement remedy upon a default of any obligation that has been so perfected may include, at APHP’s election, foreclosure under the Uniform Commercial Code (and any other secured-creditor remedy then available) with respect to the affected collateral.

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11. Conditions Precedent.

The obligations of APHP to deliver the Credit Shares and the BECKY Economics Options, and the effectiveness of certain provisions hereof, are subject to the satisfaction (or written waiver) of the following conditions: (i) approval by APHP’s Board of Directors (including approval by disinterested directors if required); (ii) APHP’s satisfactory completion of chain-of-title and Yale Entertainment-related diligence; (iii) delivery of (A) an executed Distribution Agreement and reasonable confirmation that its terms are not inconsistent with this Agreement, and (B) an executed Pay-Through Agreement; (iv) delivery of the Investor Questionnaire by each recipient; (v) execution and delivery of each Ancillary Agreement required to be executed at Closing; and (vi) absence of any law, order, or governmental restraint that would prohibit the Transaction. For the avoidance of doubt, receipt of the term sheet or definitive documents for the Other Senior Equity is not a closing condition; Producer shall provide such documents to APHP upon APHP’s reasonable request.

12. Indemnification.

12.1 By Producer. Producer shall indemnify and hold harmless APHP and its affiliates, officers, directors, employees, and agents from and against any and all losses, claims, damages, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from: (a) any breach of any representation, warranty, or covenant of Producer hereunder or under any Ancillary Agreement; (b) any third-party claim challenging Producer’s rights in the Picture or the Barron’s Cove Collateral Recovery Right; and (c) any matter related to the Yale Entertainment bankruptcy not disclosed on Schedule B.

12.2 By APHP. APHP shall indemnify and hold harmless Producer from and against any Losses arising out of any breach of APHP’s representations, warranties, or covenants hereunder.

12.3 Procedure. The indemnification procedures set forth on Schedule E shall apply to all claims for indemnification under this Section 12.

13. Confidentiality.

Each Party shall keep confidential the existence and terms of this Agreement and the Ancillary Agreements except for disclosures: (a) required by applicable law, regulation, or stock exchange rules (including SEC reporting requirements applicable to APHP); (b) to their respective professional advisors, lenders, and bona fide prospective investors and counterparties bound by confidentiality obligations no less protective than those herein; or (c) with the prior written consent of the other Party. APHP’s required filings under the Exchange Act (including under Items 1.01 and 3.02 of Form 8-K, if applicable) are permitted disclosures.

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14. Termination.

14.1 Termination Events. This Agreement may be terminated prior to Closing: (a) by mutual written agreement; (b) by either Party for an uncured material breach of the other Party (with thirty (30) days’ written notice); or (c) by either Party if Closing has not occurred within ninety (90) days after the Effective Date (provided that the right to terminate shall not be available to a Party whose breach is the cause of the failure to close).

14.2 Effect of Termination. Upon termination, all Transaction Documents shall be of no further force or effect with respect to the unperformed obligations of the Parties; provided that Sections 12 (Indemnification), 13 (Confidentiality), and 15 (Miscellaneous) shall survive.

15. Miscellaneous.

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina in the Wake County Courts without regard to its conflict-of-laws principles. The Parties acknowledge that APHP is incorporated in Wyoming; matters relating to APHP’s corporate authority or the issuance of APHP securities shall be governed by Wyoming law.

15.2 Dispute Resolution. The Parties shall first attempt in good faith to resolve any dispute by negotiation. If unresolved within thirty (30) days, the dispute shall be submitted to binding arbitration administered by JAMS in Wake County, North Carolina before a single arbitrator, pursuant to JAMS Comprehensive Arbitration Rules. Each Party irrevocably waives any objection to venue and consents to the entry of judgment on any arbitral award in any court of competent jurisdiction.

15.3 Notices. All notices hereunder shall be in writing and shall be delivered to the addresses set forth on the signature page (or to such other address as a Party may designate in writing). Notices shall be effective on delivery if delivered by hand, on the next business day if sent by reputable overnight courier, and on confirmation of transmission if sent by email.

15.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and Schedules, constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements (including the Term Sheet), understandings, and discussions.

15.5 Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties.

15.6 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party; provided that APHP may assign to a wholly owned subsidiary upon written notice (with APHP remaining secondarily liable).

15.7 Severability. If any provision is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.

15.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original.

15.9 No Third-Party Beneficiaries. Except for indemnified persons under Section 12, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and creates no third-party beneficiary rights.

15.10 Securities Filings; Cooperation. Producer shall reasonably cooperate with APHP in connection with any required SEC or other regulatory filings, including supplying customary information about itself, its Designees, and the Transaction for inclusion in such filings.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

AMERICAN PICTURE HOUSE CORPORATION		PRODUCER — RUSS POSTERNAK AND PRODUCTION ENTITY

By:	/s/ Bannor Michael MacGregor	By:	/s/ Russ Posternak
Name:	Bannor Michael MacGregor, CEO/President		Russ Posternak, individually

Date:	6/3/2026	By:	/s/ Russ Posternak
Russ Posternak, Managing Manager

		Date:	6/3/2026

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